UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2008

Mattson Technology, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-24838	77-0208119
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

47131 Bayside Parkway
Fremont, California    94538
(Address of principal executive offices including zip code)

(510) 657-5900
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Material Compensatory Arrangement for Executive Officers

On September 17, 2008, the Compensation Committee of the Board of Directors of Mattson Technology, Inc. approved a Severance and Executive Change of Control Agreement for David Dutton, Chief Executive Officer, and Executive Change of Control Agreements (collectively, the "Agreements") for Andy Moring, Chief Financial Officer, Nigel Wenden, Senior Vice-President, Global Business Operations, and certain other executives. The Agreements have a two-year term.

Mr. Dutton's Agreement specifies that if, within one year of a Change of Control, his employment is terminated (a) by the Company without Good Cause, or (b) by Mr. Dutton for Good Reason, he will receive (i) two times his annual salary, (ii) his annual target bonus, (iii) full vesting of all stock options and restricted stock units outstanding, and (iv) full medical and dental insurance benefits for a period of two years. In addition, Mr. Dutton's Agreement specifies that if his employment is terminated by the Company without Good Cause, and without a Change of Control, Mr. Dutton will receive (i) one year's salary, and (ii) full medical and dental insurance benefits for a period of one year. This Agreement supersedes Mr. Dutton's prior Severance and Executive Change of Control Agreement.

Mr. Moring's Agreement specifies that if, within one year of a Change of Control, his employment is terminated (a) by the Company without Good Cause, or (b) by Mr. Moring for Good Reason, he will receive (i) one year's salary, (ii) his annual target bonus, (iii) full vesting of all stock options and restricted stock units outstanding, and (iv) full medical and dental insurance benefits for a period of one year. Mr. Wenden's Agreement is identical to Mr. Moring's, except that his salary and bonus payments, and his medical and dental benefits, are for a period of six (6) months.

Under the Agreements, "Change of Control" is defined as (i) the direct or indirect sale or exchange in a single or series of related transactions by the shareholders of the Company of more than fifty percent (50%) of the voting stock of the Company, (ii) a merger or consolidation in which the Company is a party, or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; wherein the shareholders of the Company immediately before the transaction do not retain immediately after the transaction, ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the surviving corporation. "Good Cause" is defined as (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company, (ii) dishonesty, material breach of any agreement with the Company, or intentional misconduct, or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person. "Good Reason" is defined as (i) a significant reduction by the Company in the executive's annual base salary; (ii) the failure of the Company to obtain an agreement from any successor to the Company, or purchaser of all or substantially all of the Company's assets, to assume the Agreement; (iii) the assignment of the executive to duties which reflect a material adverse change in authority, responsibility or status with the Company or any successor; or (iv) the Company requiring the executive to reside or be based at a location 50 miles or more from the location where the executive was based immediately prior to the Change of Control.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 22, 2008

Mattson Technology, Inc.

By: /s/ Andy Moring

Andy Moring
Executive Vice President and Chief Financial Officer